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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                 TIMELINE, INC.
         ---------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
         ---------------------------------------------------------------
                         (Title of Class of Securities)


                                   887336 10 5
         ---------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 1999
         ---------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]          Rule 13d-1(b)

     [ ]          Rule 13d-1(c)

     [X]          Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP NO. 887335 10 5                         Schedule 13G                               Page 2 of 4 Pages
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  1.    Names of Reporting Persons................................................FREDERICK W. DEAN

        I.R.S. Identification Numbers of Reporting Persons (entities only)........[NOT APPLICABLE]
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 #2.    Check Appropriate Box if a Member of a Group:

         (a)  [ ]
         (b)  [ ]
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  3.    SEC Use Only
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  4.     Citizenship or Place of Organization ....................................U.S. CITIZEN
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         Number of Shares Beneficially Owned by Each Reporting Person With:
         -------------------------------------------------------------------------------------------------

             5.  Sole Voting Power ...............................................171,300 (1)
         -------------------------------------------------------------------------------------------------

             6.  Shared Voting Power .............................................-0-
         -------------------------------------------------------------------------------------------------

             7.  Sole Dispositive Power ..........................................171,300 (1)
         -------------------------------------------------------------------------------------------------

             8.  Shared Dispositive Power ........................................-0-
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  9.     Aggregate Amount Beneficially Owned by Each Reporting Person ............171,300 (1)
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#10.     Check Box if Aggregate Amount in Row "9" Excludes Certain Shares ........[ ]

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 11.     Percent of Class Represented by Amount in Row "9"........................5.26% (2)
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#12.     Type of Reporting Person ................................................IN
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      (1)THE 171,300 SHARES BENEFICIALLY OWNED BY REPORTING PERSON INCLUDE (A)
         26,300 SHARES SUBJECT TO OPTIONS EXERCISABLE BY REPORTING PERSON WITHIN
         60 DAYS OF THE DATE OF HEREOF, AND (B) 6,600 SHARES SUBJECT TO
         FULLY-VESTED WARRANTS GRANTED TO REPORTING PERSON IN CONNECTION WITH
         CERTAIN ISSUER LOAN GUARANTEES.

      (2)CALCULATED IN ACCORDANCE WITH EXCHANGE ACT RULE 13D-3; BASED ON
         3,256,609 SHARES OF COMMON STOCK, CONSISTING OF 3,223,709 SHARES
         OUTSTANDING AS OF CLOSE OF BUSINESS ON OCTOBER 15, 1999 (AS REFLECTED
         IN ISSUER'S FORM 10-QSB FOR THE QUARTER ENDED SEPTEMBER 30, 1999), AND
         32,900 SHARES SUBJECT TO OPTIONS AND WARRANTS GRANTED TO REPORTING
         PERSON AND EXERCISABLE WITHIN 60 DAYS OF THE DATE OF THIS AMENDMENT TO
         SCHEDULE 13G.

         [REPORTING PERSON HAS TIMELY REPORTED ALL SUCH TRANSACTIONS ON FORM 3,
         4 AND/OR 5, PURSUANT TO SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF
         1934, EXCEPT FOR THE FORM 4 TO REPORT A NOVEMBER 1998 TRANSACTION.]

#See Instructions.
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ITEM 1.   (a)   Issuer .......................................................... TIMELINE, INC.

          (b)   Principal Executive Offices ..................................... 3055 - 112TH AVENUE NE, SUITE 106
                                                                                  BELLEVUE, WASHINGTON  98004

ITEM 2.   (a)   Person Filing ................................................... FREDERICK W. DEAN

          (b)   Principal Business Office or, if none, Residence ................ C/O TIMELINE, INC.
                                                                                  3055 - 112TH AVENUE NE, SUITE 106
                                                                                  BELLEVUE, WASHINGTON  98004

          (c)   Citizenship ..................................................... U.S. CITIZEN

          (d)   Title of Class of Securities .................................... COMMON STOCK

          (e)   CUSIP Number .................................................... 887336 10 5

ITEM 3.   Statement Filed Pursuant ss. 240.13d-1(b) or ss. 240.13d-2(b) or (c), by:

          (a)   [ ]  Broker or dealer registered under Actss. 15 (15 U.S.C. 78o)
          (b)   [ ]  Bank as defined in Act ss. 3(a)(6) (15 U.S.C. 78c)
          (c)   [ ]  Insurance company as defined in Act ss. 3(a)(19) (15 U.S.C. 78c)
          (d)   [ ]  Investment company registered underss. 8, Investment Company Act of 1940 (15 U.S.C. 80a-8)
          (e)   [ ]  Investment adviser in accordance with ss. 240.13d-1(b)(1)(ii)(E)
          (f)   [ ]  Employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F)
          (g)   [ ]  Parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G)
          (h)   [ ]  Savings association as defined inss. 3(b), Federal Deposit Insurance Act (12 U.S.C. 1813)
          (i)   [ ]  Church plan excluded from the definition of an investment company under ss.3(c)(14), Investment Company Act of 1940 (15 U.S.C. 80a-3)
          (j)   [ ]  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J)

          Statement Filed Pursuant ss. 240.13d-1(c) (if applicable, check box) [ ]

ITEM 4.   Ownership of Securities Identified in Item 1.

          (a)   Amount beneficially owned ....................................... 171,300 (1)
          (b)   Percentage of class ............................................. 5.26% (2)
          (c)   Number of shares as to which such person filing has:

                (i)  sole power to vote or direct the vote ...................... 171,300 (1)
                (ii) shared power to vote or to direct the vote ................. -0-
                (iii)sole power to dispose of or direct disposition ............. 171,300 (1)
                (iv) shared power to dispose of or direct disposition............ -0-

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           (1)THE 171,300 SHARES BENEFICIALLY OWNED BY REPORTING PERSON INCLUDE
              (A) 26,300 SHARES SUBJECT TO OPTIONS EXERCISABLE BY REPORTING PERSON WITHIN 60 DAYS OF THE DATE OF HEREOF, AND (B) 6,600 SHARES SUBJECT TO FULLY-VESTED WARRANTS GRANTED TO REPORTING PERSON IN CONNECTION WITH CERTAIN ISSUER LOAN GUARANTEES.

           (2)CALCULATED IN ACCORDANCE WITH EXCHANGE ACT RULE 13D-3; BASED ON
              3,256,609 SHARES OF COMMON STOCK, CONSISTING OF 3,223,709 SHARES
              OUTSTANDING AS OF CLOSE OF BUSINESS ON OCTOBER 15, 1999 (AS
              REFLECTED IN ISSUER'S FORM 10-QSB FOR THE QUARTER ENDED SEPTEMBER
              30, 1999), AND 32,900 SHARES SUBJECT TO OPTIONS AND WARRANTS
              GRANTED TO REPORTING PERSON AND EXERCISABLE WITHIN 60 DAYS OF THE
              DATE OF THIS AMENDMENT TO SCHEDULE 13G. [REPORTING PERSON HAS
              TIMELY REPORTED ALL SUCH TRANSACTIONS ON FORM 3, 4 AND/OR 5,
              PURSUANT TO SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934,
              EXCEPT FOR THE FORM 4 TO REPORT A NOVEMBER 1998 TRANSACTION.]
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ITEM 5.   Ownership of Five Percent or Less of Class. (if filing to report cessation of beneficial ownership of more than five percent of class, check box).... [ ]

ITEM 6.   Ownership of More than Five Percent of Class on Behalf of Another ..... [NOT APPLICABLE]

ITEM 7.   Identification and Classification of Subsidiary Which Acquired
          Security Being Reported on By Parent Holding Company .................. [NOT APPLICABLE]

ITEM 8.   Identification and Classification of Members of Group ................. [NOT APPLICABLE]

ITEM 9.   Notice of Dissolution of Group ........................................ [NOT APPLICABLE]

ITEM 10.  Certification ......................................................... [NOT APPLICABLE]
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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        FEBRUARY 14, 2000
                              -------------------------------------
                                             (Date)
                            X         /S/ FREDERICK W. DEAN
                              -------------------------------------
                                           (Signature)
                                        FREDERICK W. DEAN
                              -------------------------------------
                                          (Name/Title)